Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-56904, 333-106852, 333-150512 and 333-166393) on Form S-8 of our reports dated March 13, 2012, with respect to the consolidated financial statements of Westmoreland Coal Company and subsidiaries and the effectiveness of internal control over financial reporting of Westmoreland Coal Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Denver, Colorado

March 13, 2012